Exhibit 14.1

COMMUNITY CAPITAL BANCSHARES, INC. CODE OF
BUSINESS CONDUCT AND ETHICS

Exhibit 14.1

TABLE OF CONTENTS

I.	INTRODUCTION.	1
	Purpose.	1
	Important Information.	1
	Scope.	2
II.	PROMOTING A POSITIVE WORK ENVIRONMENT	2
	Preventing Harassment and Discrimination.	2
	Honesty and Integrity.	2
	Sensitivity to and Compliance with Regulation.	2
	Healthy Environment.	3
III.	PROTECTING THE ASSETS OF THE COMPANY, CUSTOMERS AND SUPPLIERS	3
	Proper Use of Company Assets	3
	Your Responsibility to the Company's Assets.	3
	Use of Company Resources for Outside Organizations.	3
	Use of the Company's Communication Systems.	3
	Use of Personal Computers, Copiers and Similar Office Equipment.	4
	Expense Accounts.	4
IV.	PROTECTING COMPANY, BANK, AND CUSTOMER INFORMATION	5
	What is Confidential and Proprietary Information?	5
	Situations Involving Confidential and Proprietary Information.	5
V.	PREVENTING IMPROPER PAYMENTS AND OTHER FRAUDULENT ACTIVITIES	6
	Fraud.	8
	Gifts and Payments.	8
	Compliance with National and International Rules, Regulations and Policies.	8
VI.	BORROWINGS BY OFFICERS, DIRECTORS, EMPLOYEES, AND OTHER INSIDERS	9
VII.	CONFLICTS OF INTEREST	10
	What is a Conflict of Interest?
	Self-Interested Transactions Prohibited.
	Transactions where You, a Family Member, Member of Your Household, or a Close Friend have a Personal Interest.	11
	Improper Gifts and Payments.	11
	Former United States Government Employees.	12
	Outside Investments.	13
	Outside Directorships, Partnerships and Sole Proprietorships.	13
	Outside Employment.	13
	Legal, Tax and Investment Advice.	14
	Fair Dealing.	14
	Using the Company Name.	14
	Corporate Opportunities.	14
	Personal Participation in Political Life and Other Organizations.	14
VIII.	ENVIRONMENTAL COMPLIANCE	17
	General Policy.	17
	Compliance Program.	18
IX.	FINANCIAL REPORTING	18
X.	IMPLEMENTATION OF THE CODE	19
	Compliance with the Code.	19
	Warning Signs to Look For.	19

i

Acknowledgment of the Code.	20
Reporting Violations.	20
Suspicious Activity Reports.	21
Waivers.	21
Investigations of Violations.	21
Availability of the Code.	21
Questions Regarding the Code.	21
ACKNOWLEDGMENT	22
ACKNOWLEDGMENT	23

ii

Exhibit 14.1

COMMUNITY CAPITAL BANCSHARES, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION.

This Code of Business Conduct and Ethics (the “Code”) applies to all employees, officers, principal shareholders (as defined below), directors, and each of their related interests (collectively, “Insiders”), of each of Community Capital Bancshares, Inc., Albany Bank & Trust, N.A. (“Albany Bank”), AB&T National Bank (“AB&T Bank”), Community Capital Statutory Trust I, and Community Capital Technology Services, Inc. (collectively, the “Company” and individually, an “AB&T Company”). With this Code, we, as employees, officers, directors and principal shareholders, share in the responsibility of developing and maintaining the honesty and integrity of our Company. It is the responsibility of each employee, officer, director and principal shareholder of any AB&T Company to ensure that such person’s related interests comply with this Code.

For purposes of this Code, a “principal shareholder” is anyone (other than Community Capital Bancshares) who directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities of any AB&T Company. Shares owned or controlled by a member of an individual’s immediate family member (spouse, minor children, and any children residing in the individual’s home) are considered held by the individual.

Purpose.

The purpose of this Code is to confirm the Company's commitment to conduct its affairs in accordance with the highest standards of integrity and in compliance with all applicable laws, rules and regulations. The Company greatly depends upon its employees, officers, directors, and principal shareholders for their adherence to sound business principles, their compliance with applicable laws, rules and regulations, and their dedication to high ethical business standards.

Important Information.

You are encouraged to read this Code carefully. This Code is a general statement of the Company's rules for business conduct and ethical policies. As an employee, officer, director, or principal shareholder of any AB&T Company, it is your responsibility to be familiar with these policies. Any failure to follow the guidelines outlined in this Code could lead to your being disciplined or discharged by the Company, if you are an employee or director of an AB&T Company, and/or possible exposure to civil and criminal penalties under federal and state laws. In addition, as a result of improper conduct, the Company may be subjected to prosecution and significant penalties.

This Code is not a contract of employment and does not create any contractual rights of any kind between any AB&T Company and it employees, officers, directors or principal shareholders. The Code and its contents may be modified and changed, without notice, at any time by the Company.

WHO TO CONTACT

If you have any questions about this Code or any concerns as to whether certain conduct may be wrong, illegal or unethical, or if a situation is difficult or confusing to you, you are encouraged to discontinue any action and immediately request assistance by contacting your supervisor, manager or one of the persons named below:

Human Resources	Misty Bruce	Phone: (229) 446-2265

Company's Attorneys	Kathryn Knudson Lyn Schroeder Powell Goldstein LLP One Atlantic Center - Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, GA 30309	Phone: (404) 572-6952 Phone: (404) 572-6904

Audit Committee Chair	William (Billy) McAfee	Phone: (229) 436-2461

See “Reporting Violations” in Part XII of this Code for your obligations to report violations

Scope.

The policies encompassed by this Code apply everywhere in the world that the Company conducts business. Certain federal and state laws and regulations, and the rules governing transactions with federal, state and municipal agencies, may apply to particular aspects of the Company's business. Some of these laws are straightforward, but others may be relatively complex.

II.	PROMOTING A POSITIVE WORK ENVIRONMENT

Preventing Harassment and Discrimination.

All employees, officers and directors want and deserve a work place where they feel respected, satisfied and appreciated. Harassment or discrimination of any kind, especially involving race, color, religion, gender, age, sexual orientation, national origin, AIDS, disability and veteran or marital status is unacceptable in the Company's workplace environment. If you believe that you are being harassed or discriminated against for any reason, contact your supervisor or the Human Resources department immediately.

Honesty and Integrity.

An environment that supports honesty, integrity, respect and trust of every employee, officer and director provides the Company with the opportunity to achieve excellence in all aspects of our workplace and business. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume a special responsibility for fostering a work environment that will bring out the best in all of us.

Sensitivity to and Compliance with Regulation.

As a provider of financial services, the Company is subject to extensive regulation and to periodic regulatory examination. The public also appropriately expects financial services companies to operate with the highest standards of honesty, integrity and propriety. As an employee, officer, director or principal shareholder of any AB&T Company, it is important that you remain sensitive at all times to the need for regulatory compliance in all of your and the Company's business endeavors. Failure to comply with regulation can result in the Company being liable to customers, suppliers and even shareholders. Perhaps more important, failure to comply with regulation or failure to operate with honesty and integrity can harm the Company's image and business opportunities.

Healthy Environment.

The Company is committed to providing a drug free, safe and healthful work environment. Each employee, officer and director is responsible for compliance with environmental, health and safety laws and regulations. Always observe posted warning signs and regulations. Please report immediately to your supervisor or the Human Resources Department any accident or injury sustained at work or any environmental or safety concerns that you may have.

III.	PROTECTING THE ASSETS OF THE COMPANY, CUSTOMERS AND SUPPLIERS

Proper Use of Company Assets.

Employees, officers, directors and principal shareholders are expected to use good judgment in the utilization of Company, customer and supplier property. The use of Company assets, facilities or services for any unlawful, improper or unauthorized purpose is strictly prohibited. The use of Company assets for non-Company purposes is appropriate only when specifically authorized by Company policy or procedure, or when the user receives express authorization from his or her AB&T Company supervisor. Any personal use of a Company resource must not result in added cost, disruption of business processes, or any other disadvantage to the Company. Supervisors are responsible for the resources assigned to their respective departments and are empowered to resolve issues concerning their proper use.

The theft or misuse of any property or services by any Insider will result in that person being disciplined or discharged (if the Insider is an employee or director of an AB&T Company), or possibly subjected to civil and criminal penalties. The Company's equipment, systems, facilities, corporate credit cards and supplies must be used only for conducting Company business or for purposes authorized by management. Employees, officers, directors, principal shareholders, and their related interests may not make commitments involving Company assets unless they have been properly authorized.

Employees, officers, directors and principal shareholders also may not, for personal or personal business purposes, use other Company employees. While it may be acceptable in some circumstances for a Company employee, officer or director to hire another Company employee for business unrelated to, and not in competition with, the Company's business, all such outside employment arrangements must be approved in advance by the Company's human resources manager.

Your Responsibility to the Company's Assets.

You are personally responsible not only for protecting the Company's property entrusted to you, but also for helping to protect the Company's assets in general. You should be alert to any situations or incidents that could lead to the loss, misuse or theft of Company property. You must report all such situations to your supervisor or the Human Resources department, as soon as it comes to your attention.

Use of Company Resources for Outside Organizations.

An employee, officer or director who has been requested by the Company to participate in non-profit, industrial, professional, civic or charitable activities may use Company resources to carry out such participation only if the use is approved by your supervisor or the Human Resources department.

Use of the Company's Communication Systems.

The Company's communication systems and networks are provided to you for the conduct of Company business. However, personal use of Company telephones, facsimile machines, voice mail, e-mail and Internet systems is permitted within the following guidelines, subject to the approval of your supervisor:

•	the use is of a reasonable duration and frequency;

•	the Company incurs no additional costs such as long distance telephone charges;

•	the use is not related to any illegal activity or the conduct of an outside business;

•	the use would not cause embarrassment to the Company;

•	the use is not in support of any religious, political or outside organizational activity, except for Company-requested support to non-profit organizations;

•	the use does not interfere with the performance of Company business, your assigned duties or the assigned duties of other employees, officers or directors;

•	the use does not adversely affect your performance or the performance of your work group; and

•
the use does not involve the sending, storing, viewing or forwarding of unlawful, offensive, harassing, discriminatory or other inappropriate materials including pornography, jokes, political or religious materials and violent or obscene language or images.

Use of Personal Computers, Copiers and Similar Office Equipment.

Office equipment, such as personal computers and copiers, are provided for the conduct of Company business. The Company and its organizations incur costs based on the usage of such equipment. Insiders may not use the Company mainframe, minicomputer system, or data network for any non-Company purposes, except where such use is authorized by the Company.

However, occasional personal use of a computer, copier or similar office equipment is permitted within the following guidelines, and subject to the approval of your supervisor:

•	the use should be infrequent and minimal;

•	the use must not be related to any illegal activity or to conduct an outside business;

•	the use must not cause embarrassment to the Company;

•	the use should not be in support of any religious, political or other outside organizational activity, except for Company-requested support to non-profit organizations;

•	the equipment should be used on an off-hour basis, such as during lunch time or before or after work hours;

•
the use should not interfere with the performance of Company business, your assigned duties, or the assigned duties of other employees, officers or directors and should not adversely affect your performance; and

•	there should be no incremental costs or the costs should be insignificant.

If you have any questions regarding the use of Company office equipment, contact your supervisor or the Human Resources department.

Expense Accounts.

When incurring, approving or submitting expenses to be paid by the Company, the Company's payment policies and procedures must be followed. You are entitled to be reimbursed for reasonable, company-related expenses only. Each employee, officer and director must complete his or her expense report truthfully and promptly.

Employees, officers or directors who travel on Company business must take care to minimize Company travel expenses. Company business travels are to be conducted in a prudent and cost-effective manner. Therefore, in order for travel plans to be reimbursed by the Company, all travel plans must be approved by your supervisor.

“Frequent Flyer” program benefits earned through hotels, car rental companies and airline travel may be retained by you for personal use. However, such use must not influence vendor selection, cost or class of service. In addition, you may personally retain compensation for denied boarding only if the delay in travel does not result in any interruption of your work schedule or additional cost to the Company. Lodging, meals and other expenses caused by voluntary denied boarding are a personal expense and will not be reimbursed by the Company.

For further guidance regarding the payment policies and procedures, please contact your supervisor or the Human Resources department.

IV.	PROTECTING COMPANY, BANK, AND CUSTOMER INFORMATION

What is Confidential and Proprietary Information?

The protection and proper use of information or trade secrets in the Company's possession, or “proprietary information,” is fundamental to the Company's ability to conduct its business so that our investors, customers, subcontractors and business associates have confidence in the integrity of our operations. Our proprietary information is extremely valuable, and it is Company policy to protect this information from loss, theft, inadvertent disclosure or misuse. Such information may be categorized as trade secrets or as classified, proprietary, confidential, inside, private or employee information.

Confidential or proprietary information includes all information relating to our customers and prospective customers, including, without limitation, name, address and other identifying information, financial information, information concerning customers' transactions with the Company, and all other information received by the Company from a customer or prospective customer that is unique to that individual.

Confidential or proprietary information also may consist of any formula, pattern, device or compilation of information maintained in secrecy which, if made available to unauthorized persons or competitors, could have an adverse legal, commercial, financial or securities-related impact on the Company, its investors and its employees. This information may include information relating to our finances, products, prices, earnings, sales volume, capital requirements, marketing and service strategies, information concerning our suppliers, business plans and other confidential information.

Because of its sensitive nature, you may not disclose confidential or proprietary information gained as a result of your employment or other position with the Company at any time. In addition, the unintentional disclosure of any of these classes of information can be just as harmful and serious as an intentional disclosure. To avoid unintentional disclosure, never discuss with any unauthorized person information that has not been made public by the Company. Even if information has been made public, it should not be discussed with an unauthorized person until it has been absorbed by the market (i.e., the public at-large has had sufficient time to evaluate and react to the information). We understand that this may be very difficult to determine, so we encourage you to be very careful about what and with whom you discuss Company information.

The use of confidential information obtained through your employment for your own benefit or for the benefit of your family or friends is prohibited. The use of confidential information about one customer to benefit the private interests of another customer or any other person also is prohibited.

Situations Involving Confidential and Proprietary Information.

The following are general guidelines for protecting the Company's confidential and proprietary information in everyday situations. If you have any doubts or concerns as to whether certain information is confidential or proprietary, you should not disclose the information to anyone until you have discussed the situation with the Compliance Officer and you are informed that the information is authorized.

General Confidential Information. You should not discuss confidential information with other Company employees, officers or directors, even if they are authorized to discuss such information, if you are in the presence of others who are not so authorized. For example, you should not discuss Company information at a trade show reception or in a public area such as an elevator, airplane or a restaurant. Also, confidential information should not be discussed with family members or with any friends who might innocently or inadvertently pass the information on to someone else. Finally, keep in mind that harmful disclosure may start with hints or indirect reference to confidential matters or small leaks of information.

In addition, you may unknowingly compromise the security and integrity of Company information through the improper use of Company equipment. Employees, officers, directors and principal shareholders using Company equipment for personal purposes are accountable for that use and must ensure that no such compromise results.

Customer and other Consumer Information. Customer and other consumer information is subject to special statutory protections and may be shared with third parties, including our affiliates, only as permitted by our privacy policies and customer privacy disclosures (“Consumer Privacy Disclosures”). This means, for example, that you can not share customer or other consumer information with other financial institutions or lenders except as permitted by our Consumer Privacy Disclosures.

Requests for Information. If someone outside the Company asks you questions, either directly or through another person, do not attempt to answer them unless you are certain you are authorized to do so. Even if you are authorized by Company regulations to provide such information, if there is a designated spokesperson or coordinated approach to dealing with that information, refer the person to the appropriate source within the Company. Requests for information from financial and security analysts or investors should be directed to David J. Baranko, Chief Financial Officer. Requests for information from the media should be directed to Paul Joiner, President; requests from an attorney for information or to interview an employee, officer or director should be directed to Human Resources department. Governmental subpoenas and other requests for information made by law enforcement authorities or other governmental agencies should be directed to Deposit Operations.

Information to Customers concerning Frozen Accounts or Subpoenas. It sometimes may be necessary for the Company to freeze a customer's account, to report a customer's account activities to regulatory or enforcement authorities, or to provide information to regulatory or enforcement agencies in response to subpoenas or other official requests. In some cases these actions may be required in order to protect the Company's interests and assets, while in other cases these actions can be required by law or regulation. For example, under the Bank Secrecy Act the Company can be required to report suspected money laundering to federal enforcement agencies, and in some cases the Company can be required by court order or grand jury subpoena to provide information to the requesting authority or to freeze or garnish account funds.

Depending on the circumstances under which the account is frozen or garnished, or customer information is supplied to government officials, it may be illegal to provide information to the customer concerning the action or the reason for the action. You therefore should not provide information to a customer concerning an action involving the customer's account or concerning any governmental requests for information concerning a customer's account unless you are certain you are authorized to do so. Even if you are authorized by Company regulations to provide such information, if there is a designated spokesperson or coordinated approach to dealing with that information, refer the person to the appropriate source within the Company.

Disclosure by Former Employees, Officers or Directors. If you leave the Company for any reason, including retirement, you may not disclose or otherwise use the Company's confidential information. If at any time during your employment, or after you leave the Company, you have questions regarding the Company's confidential/proprietary information, please contact your supervisor or the Human Resources department, immediately.

Accounting and Financial Integrity. The financial accounting system of the Company was established to record, control and maintain the accuracy of all financial transactions of the Company. All financial transactions must be executed in accordance with Company procedure. The Company's books, records and accounts must reflect, accurately and fairly, and within the Company's normal system of accounting, all transactions of the Company, including the acquisition and disposition of any assets.

All payments made by or on behalf of the Company must be supported by appropriate documentation properly describing the purposes thereof. No payment on behalf of the Company will be approved or made with the intention, understanding or awareness that any part of such payment will be used for any purpose other than that described by the documents supporting the payments.

The Company's assets and liabilities must be recorded pursuant to generally accepted accounting procedures. Under no circumstances shall there be any unrecorded funds or assets of the Company, regardless of the purpose for which such funds or assets may have been intended. Any improper or inaccurate entry knowingly made on the books and records will result in prompt disciplinary action. In addition, making a false entry in any book, record or statement is a federal and state crime, and the individual responsible for the false entry is subject to fine and/or imprisonment. If you are asked to record or document any transactions in a way that would misstate or conceal its actual nature, timing or amount, or if you become aware that someone is engaging in such activity, please report the incident immediately to the Compliance Officer.

“Insider” Information. Confidential information may, in some cases, be considered “insider information” which, if used or disclosed, could subject the employee and anyone to whom the information has been disclosed to legal liability. Insider information is material information which has not been publicly disclosed. Information is material if it might, if generally known, have an effect on the market price of the Company's stock. The rules against disclosing or acting on insider information are very difficult to apply. Therefore, all employees, officers, directors and principal shareholders must be extremely cautious in discussing corporate affairs with any outsiders, and any doubt should be resolved in favor of non-disclosure and non-action. Please see the Company's Insider Trading Policy for more specific information and requirements in this regard.

Maintenance of Company Records and Files. All employees, officers and directors must follow Company policy regarding the retention, disposal or destruction of any Company records or files. This is necessary because laws and regulations require retention of certain Company records for various periods of time, particularly in the tax, personnel, health and safety, environment, contract, customs and corporate structure areas. In addition, when litigation or an investigation is pending, threatened or reasonably anticipated against a company, relevant business records are required not to be destroyed. Destruction or falsification of any potentially relevant documents may lead to prosecution for obstruction of justice or making false statements. Therefore, if you have any doubt about the legality of destroying any document, consult with your supervisor or the Compliance Officer before doing so.

Privacy Issues Regarding Written and Electronic Mail. Use of the Company's e-mail systems involves additional considerations and requires special care. You must bear in mind that e-mail is not private, and its source is clearly identifiable. E-mail messages may remain part of the Company's business records long after they have supposedly been deleted. You must ensure your personal e-mail does not adversely affect the Company or its public image or that of its customers, partners, associates or suppliers. E-mail may not be used for external broadcast messages or to send or post chain letters, messages of a political or religious nature, or messages that contain obscene, profane, racial or otherwise offensive language or material. Violations of this policy will result in disciplinary action ranging from suspension to dismissal.

The Company reserves the right, subject to applicable laws, to monitor and review all written and electronic communications that employees, officers and directors send or receive at work or using the Company's systems, including electronic mail, voicemail, envelopes, packages or messages marked “personal and confidential.”

V.	PREVENTING IMPROPER PAYMENTS AND OTHER FRAUDULENT ACTIVITIES

Fraud.

Company policy prohibits all fraudulent activity. Fraud includes, but is not limited to, the following actions:

•	dishonest or fraudulent acts;
•	embezzlement of Company funds;
•	forgery or alteration of negotiable instruments such as Company checks and drafts;
•	misappropriation of Company, employee, customer, partner or supplier's property;
•	conversion to personal use of cash, securities, supplies or any other Company assets;
•	unauthorized handling or reporting of Company transactions; and
•	falsification of Company records or financial statements for personal or other reasons.

Any violations of the Company's fraud policy will result in immediate dismissal. Any employee, officer, director or agent who suspects that any fraudulent activity has occurred, or may potentially occur, is required to report such concern to their supervisor or the Human Resources department immediately.

Gifts and Payments.

Receiving Gifts and Payments from Third Parties. All Company officers, directors, employees, and agents are prohibited by the Bank Bribery Act from corruptly accepting anything of value from any person with the intent of being influenced or rewarded in connection with a loan or other business transaction involving the Company or its holding company. Violation of the Bank Bribery Act is a federal crime. The principles underlying the Bank Bribery Act apply to Company transactions everywhere in the world, even in situations where the practice is widely considered “a way of doing business.”

By Company policy in furtherance of this law, directors, officers, other employees and agents or attorneys of the Company are prohibited from (1) soliciting for themselves or another person (other than the Company itself) anything of value from any customer, prospective customer, competitor, supplier, or other person in return for any business, service or confidential information of the Company and (2) accepting anything of value from any person (other than bona fide wages, salary, fees or other compensation paid in the usual course as described in 12 USC 215(c)) in connection with the business of the Company, either before or after the transaction is completed.

Certain gifts are permitted by the Bank Bribery Act. While all Company officers, directors, employees and agents must take care not to ask for or receive inappropriate gifts, these persons generally may accept:

(a)
gifts, gratuities, amenities or favors based on obvious family or personal relationships when it is clear from the circumstances that those relationships, rather than the business of the Company, are the motivating factors;

(b)
meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value not to exceed $500, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense if not paid for by another party;

(c)	loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgages loans, except where otherwise prohibited by law;

(d)	advertising or promotional items of reasonable value, such as pens, calendars and similar items;

(e)	discounts or rebates on merchandise or services that do not exceed those available to other customers;

(f)	gifts or reasonable value related to commonly recognized events or occasion, such as a promotion, new job, wedding, retirement, or holiday, limited in amount to $100; or

(g)	civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment, limited in amount to $100.

Finally, even if a particular gift might seem permissible under the above rules, a director or employee, and members of that director's or employee's family, may not accept the gift if it is offered under circumstances that could create an appearance of improper influence or improper conduct.

On a case-by-case basis the Company may approve in writing other circumstances, not described above, in which a Company official may accept something of value in connection with Company business. If you are at all uncertain as to the propriety of a proposed gift to you, contact the Compliance Officer for guidance.

If you are offered any gift that you believe might not be permissible under the above rules, you must disclose that fact to the Company's Compliance Officer. You must make this report even if you have or will refuse the gift.

Giving of Gifts by You. Company employees and directors may not, on their own behalf in connection with Company business or on behalf of the Company, give or offer to give any gift, bribe, kickback, favor, discount, price concession, loan, special loan term, service or anything else of value to any third party for the purpose of corruptly influencing such third party's conduct with the Company. This policy is not intended to prohibit normal business practices approved in advance by the Company, such as providing meals, entertainment, tickets to cultural or sporting events, promotional gifts, and holiday gifts, so long as they are nominal in amount, have a reasonable value under the circumstances, and are not intended to influence improperly the third parry recipient.

In order to ensure that you are acting on the Company's behalf and are not offering or receiving what could be considered to be a bribe, kickback or other fraudulent activity, all agreements and like transactions should be covered by written contracts and documented in accordance with the Company's legal and accounting requirements and ethical business practices. The compensation outlined in such contracts must be clearly commensurate with the activities undertaken or the goods or services exchanged. Limits on authority must be strictly observed and payments above authorized levels require advance approval by your supervisor or the Compliance Officer.

Compliance with National and International Rules, Regulations and Policies.

All Company employees, officers and directors must certify that:

•
You will comply with all applicable laws, rules, regulations and policies of the United States, including, but not limited to, the Bank Bribery Act, U.S. economic sanctions and embargo regulations and the U.S. anti-boycott law.

•	You have received and reviewed summaries of these laws.

•	You will take all appropriate steps to maintain and ensure full compliance with these laws, rules, regulations and polices.

•	You will provide the Company with such certifications and assurances as the Company may reasonably request to confirm compliance.

These laws and regulations are complex and their application in particular situations may not always be obvious. However, a failure to observe these laws and regulations may expose both yourself and the Company to criminal prosecution, including the imposition of large fines and terms of imprisonment. It therefore is imperative that any questions you may have about these laws or their applicability in particular situations be brought to the immediate attention of the Compliance Officer. You should report any evidence of non-compliance by an employee, officer, director or other representative acting on behalf of the company immediately to the Compliance Officer.

VI.	BORROWINGS BY OFFICERS, DIRECTORS, EMPLOYEES, AND OTHER INSIDERS

Limitations for Certain Officers, Directors, Principal Shareholders, and their Related Interests. The Sarbanes-Oxley Act prohibits the Company from extending credit to its directors and executive officers. This prohibition applies to extensions of credit made at the holding company level.

Bank loans are permitted if they are made in compliance with Federal Reserve Board Regulation O. This regulation limits loans to “insiders,” which includes executive officers, directors, principal shareholders and each of their related interests. “Related interest” includes companies controlled by an executive officer, director or principal shareholder. An insider also may not knowingly permit any of his or her related interests to receive an extension of credit in violation of Regulation O. If you have any question about whether these limitations apply to you, consult with the Compliance Officer or other person having responsibility for Regulation O issues.

Executive officers, directors, principal shareholders, and each of their related interests can receive loans from the Bank only in compliance with Regulation O and the Company’s Insider Loan Policies and Procedures. It is the responsibility of each executive officer, director and principal shareholder to comply with the Company’s Insider Lending Policy, and to ensure that such person’s related interests do not receive loans from Albany Bank or AB&T Bank except in compliance with the Insider Loan Policies and Procedures. Loans to such persons made by either Albany Bank or AB&T Bank must be on terms no more favorable than offered to similar outside borrowers.

No Insider of the Company (including of Albany Bank or AB&T Bank) may participate in any way in the approval process for any loan to be made, renewed, extended, or modified for that Insider or any of that Insider’s related interests.

Other Officers and Employees. Officers and employees that are not covered by Regulation O may obtain loans from the Company under sound and fair lending terms.

Borrowing from other Companies. Each executive officer of either AB&T Bank or Albany Bank must provide a written report to its board of directors in the event the officer obtains a loan from any bank or savings association in excess of the Regulation O limits applicable to that other entity.

Each executive officer and principal shareholder (other than Community Capital) of either AB&T Bank or Albany Bank must provide an annual report to its Board of all extensions of credit of such persons or its related interests from any of its bank’s correspondent banks (as defined in 12 CFR 215.21(d)).

Each executive officer and director of either AB&T Bank or Albany Bank must provide an annual report to its board of the outstanding amount of any credit that was extended to such person and that is secured by shares of the Bank or of Community Capital Bancshares.

Borrowing from Customers. Directors, officers and employees of the Company may not borrow from Company customers or suppliers, other than recognized and, if applicable, licensed lenders. This policy does not apply to usual course credit granted by a merchant in connection with the purchase of goods or services from such merchant.

VII.	CONFLICTS OF INTEREST

What is a Conflict of Interest?

A conflict of interest occurs when an employee, officer or director's private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees or obligations of, such persons are of special concern. Each employee, officer, director and principal shareholder of any AB&T Company must avoid conflicts of interest as well as appearances of conflicts of interest with respect to all AB&T Companies.

Self-Interested Transactions Prohibited.

The Company may not, directly or indirectly, purchase or lease from, jointly own with, or sell or lease to, an employee, officer, director, principal shareholder (or any of their related interests) or any other affiliated person of the Company any interest in real or personal property unless the transaction is determined to be fair to, and in the best interests of, the Company.

Transactions where You, a Family Member, Member of Your Household, or a Close Friend have a Personal Interest.

Special rules apply to loans and other business transactions made or entered into by the Company with an employee, officer or director of the Company, or made or entered into by the Company with persons with whom an employee, officer or director has a “close relationship.” An employee, officer or director has “close relationship” with a person if that person is a related interest or family member, member of household or close personal friend of the employee, officer, director, or principal shareholder or of such person's family or housemates.

An officer, other employee or director must not underwrite, perform appraisals in connection with, approve, otherwise process, or set the terms for loans by the Company to such employee, officer or director or to persons with whom the employee, officer or director has a close relationship.

An officer, other employee or director also should avoid processing transactions for accounts in which the officer, employee or director, or a person with whom the officer, employee or director has a close relationship, has some personal interest. The term “transaction” should be broadly interpreted to include, but not be limited to, the acceptance of a deposit or withdrawal, the processing of a loan payment, or the waiver of an overdraft charge or other fee.

An officer, employee or director should not process or approve any business relationship, or sign any contract, between the Company and the officer, employee, director or a person with whom any of the foregoing have a close relationship. Business relationship includes, without limitation, loans, accounts, and any arrangement for delivery of services or products.

Disclosures of Interests.

As an employee, officer, director, or principal shareholder of any AB&T Company you have a duty to disclose to the Company your personal interest (and your related interest’s personal interest) in any business of a Company’s applicant, borrower, or vendor or supplier, and in any transaction under consideration by or entered into by the Company.

If at any time you learn that the Company has entered into a business relationship with, or is proposing to enter into a business relationship with, an entity in which you or a person with whom you have a close relationship has a personal interest, you must report this relationship to your supervisor or, if you are a director, to the board of directors of the Company. This rule applies even if you would not process transactions in connection with such business or would not otherwise review or approve the business relationship or related transactions. However, you need not report the relationship when the Company only establishes deposit or investment accounts for you or persons with whom you have a close relationship so long as you would not process or approve the account or transactions on the account.

Improper Gifts and Payments.

Receipt or payment of improper gifts or payments in connection with Company business is not permitted. Refer again to Part V of this Code of Conduct.

Former United States Government Employees.

The Company has adopted certain procedures regarding laws and regulations applicable to the recruiting, hiring and work of current or former U.S. government employees. Most current and former U.S. government employees, including military officers and “special government employees,” are subject to strict federal conflict of interest laws and regulations. These laws and regulations limit the ability of the Company to recruit and hire certain current and former U.S. government employees. These laws and regulations also limit the activities that many current or former U.S. government employees may perform for the Company. Violation of these laws and regulations may result in substantial civil or criminal penalties as well as damage the reputation of the Company. Because these regulations are so complex and because the Company and its employees, officers and directors are subject to strict scrutiny, it is imperative that the Compliance Officer is consulted before any negotiations or conversations regarding employment are commenced.

Outside Investments.

A conflict with the interests of the Company can arise when an employee, officer, director or principal shareholder holds a material investment interest in, or is an employee, officer or director of another business or enterprise, especially if that business is competitor of, or a supplier of products or services to, the Company. An employee, officer or director of any AB&T Company should not invest in the stock or other ownership interests of any competitor of or supplier to the Company, other than investments made indirectly and incidentally as part of an investment in a mutual fund. While normal purchases of products or services of our competitors or suppliers is not automatically prohibited, purchases made for investment purposes are not desirable and must not be entered into or exist without prior consent of the Company. If you have any questions regarding the potential conflict of an outside interest, please contact your supervisor of the Compliance Officer.

Outside Directorships, Partnerships and Sole Proprietorships.

Service by an employee, officer or director as a director or officer of, or other involvement with, another business organization may create a potential conflict of interest. Therefore, no employee, officer or director of the Company should accept any directorship or officership of any business or become a member of any partnership or other business venture without the prior written approval of the person's supervisor and the written concurrence of the President of the Company.

Outside Employment.

An officer or employee may have outside employment so long as the outside employment is not incompatible with his or her employment with the Company and so long as such employment is fulfilled solely during off-duty hours. Any outside employment of officers should be discussed in advance with your supervisor and you should obtain the written approval of your supervisor. No such outside employment may be approved if it will or could result in a conflict of interest or an appearance of conflict.

No officer or employee should accept employment from any borrower from the Company or from any person with whom the Company has a business relationship. If an officer or employee accepts outside employment and this other employer later obtains a loan or establishes a business relationship with the Company, the officer or director must, promptly upon learning of the loan or business relationship, inform his or her supervisor of the employment and of the loan or business relationship. If the supervisor determines that the outside employment will or may result in a conflict of interest or an appearance of conflict, the officer or employee may be required to terminate the outside employment relationship.

Legal, Tax and Investment Advice.

Customers sometimes request advice from Company employees concerning the legality of a transaction, or the tax impact or advisability of a transaction. All Company employees must take extreme care in responding to such inquiries and may never provide legal, tax or investment advice.

Fair Dealing.

All employees, officers and directors of the Company should endeavor to deal fairly with all of the Company's customers, suppliers, competitors, as well as other employees, officers and directors of the Company. You should never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice that may be considered unfair-dealing.

Using the Company Name.

When you as an officer, director or employee speak out on public issues, make sure that you do so as an individual. Do not give the appearance that you are speaking or acting on the Company's behalf unless the Company has authorized you to do so.

Corporate Opportunities.

Besides your obligation not to disclose any of the Company's confidential and proprietary information to anyone outside of the Company, you are also required as an employee, officer or director to use such information only in connection with the Company's business and for the Company's benefit. You should never use confidential and proprietary information for your personal benefit or gain.

It is a breach of your fiduciary duty as an officer or director to take advantage of a business opportunity for your own or another person's personal profit or benefit when the opportunity is one that is within the corporate powers of the Company and when the opportunity is of present or potential practical advantage to the Company.

Personal Participation in Political Life and Other Organizations.

Employees, officers and directors who choose to participate in political life must comply with all campaign finance and ethics laws. Generally, federal law prohibits the use of Company funds, assets, services or use of facilities on behalf of a federal political parry or candidate.

The Company is prohibited from compensating or reimbursing you, in any form, for a political contribution that you intended to make or have made. The Company may make political contributions to federal candidates through a Political Action Committee (“PAC”). However, contributions shall not be made to candidates for elective office, political groups, sectarian or denominational religious groups or military service veterans groups; nor shall courtesy advertising be done in fraternal organization programs, yearbooks or labor union papers. All solicitations of employees, officers or directors for political contributions to the Company's PAC must communicate that such contributions are voluntary, that no one will be prejudiced as a result of their decisions not to contribute, and that political contributions are not tax deductible.

If you are aware of any conduct which violates the Company's policy, you must immediately notify the Compliance Officer and not participate in any conduct in question until you are advised that you may do so.

VIII.	SECURITIES TRADING AND THE USE OF INSIDE INFORMATION

Restrictions on Trading Securities.

As a publicly owned company, Community Capital Bancshares (“CCB”) is in competition with other public companies for investment dollars. A critical aspect of that competition is CCB’s ability to maintain its reputation for integrity in its dealings with the investment public. Accordingly, CCB has adopted a securities trading policy to avoid even the appearance of impropriety which applies to all directors, officers, employees, of all AB&T Companies, as well as any temporary employee, consultant, independent contractor or other agent of any AB&T Company. Not only will our relationship with the public be damaged by a perception that “insiders” are taking improper advantage of inside information, but you may be civilly and criminally liable for the unlawful trading of securities under federal and state laws.

As an essential part of your work, you may have access to material, nonpublic information about CCB, or about the Company’s business (including information about other companies with which we do or may do business). The securities trading policy is meant to prevent the purchase or sale of CCB’s securities by those people who possess such material nonpublic information. In addition, the securities trading policy seeks to prevent the selective disclosure of such material nonpublic information to others who may choose to trade based upon that specific information. Specifically, the securities trading policy addresses Rule 10b-5 of the Rules and Regulations under the Securities Exchange Act of 1934.

Policy.

In accordance with Rule 10b-5, no director, officer, employee, temporary employee, consultant, independent contractor, agent, or representative of any AB&T Company who has material, nonpublic information relating to any AB&T Company, may buy or sell any AB&T Company securities, directly or indirectly, or engage in any other action to take personal advantage of that information, or improperly pass that information on to others. This policy also applies to information relating to any other business, including customers or suppliers, obtained in the course of your relationship with the Company when that information may have material consequences with respect to the Company or the other business.

Definition of Material, Nonpublic Information.

“Material” information is any information that a reasonable investor would likely consider important in formulating a decision to buy, hold or sell securities of CCB. In short, any information which could reasonably affect the price of CCB’s stock would likely be deemed “material”. A good rule of thumb is if the nonpublic information makes you want to buy or sell, it would probably affect others in the same way and is, therefore, likely to be material.

Common examples of material information include: projections of future earnings or losses; financial liquidity problems; major marketing changes; news of a pending or proposed joint venture, merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies; the declaration of a stock split or the offering of additional securities; changes in senior management or major personnel changes; significant new products; significant litigation or government investigations; and the gain or loss of a substantial customer or supplier.

“Nonpublic” information is any information which has not been disclosed generally to the marketplace. Information about the Company that is not yet in general circulation should be considered nonpublic. Similarly, information received about another business in circumstances indicating that it is not yet in general circulation should be considered nonpublic. You should treat all nonpublic information as confidential and proprietary to the Company. You may not disclose nonpublic information to others, such as relatives, friends or business acquaintances, who do not need to know it for legitimate business reasons. Further, you are prohibited from urging others to trade or not trade, if your advice is prompted by nonpublic information.

Trading or tipping (when an Insider communicates any material nonpublic information concerning the Company to any other person) while in possession of information that is both material and nonpublic could lead to liability for the Company as well as the individual traders. You are responsible for the compliance of their immediate family and others living in their households. Penalties, such as jail sentences and fines apply whether or not you derive any benefit from another’s actions when those actions are based on information you provided. Do not assume that a particular violation is too small or insignificant to be detected or prosecuted.

Assistance.

If material nonpublic information is inadvertently disclosed, no matter what the circumstances, by any employee, officer or director, the person making or discovering that disclosure should immediately report the facts to the Company's Attorney or the Compliance Officer. Remember, however, the ultimate responsibility for adhering to this policy and avoiding improper transactions rests with you. It is imperative that you use your best judgment, and note that you may not evade these guidelines on investments by acting indirectly through anyone else.

IX.	BUSINESS RELATIONSHIPS WITH OTHERS INVOLVING ANTITRUST LAW

Your Obligation.

Antitrust laws prohibit interference with trade or commerce, when the result may hinder fair competition. It is the Company’s policy to comply with the antitrust laws. It is your individual obligation to comply with the Company's antitrust policy, which has been separately provided to you. Anyone who intentionally violates the antitrust policy may be subject to severe disciplinary action, including criminal and civil penalties for violations of the antitrust laws. These include prison sentences, fines of up to $10,000,000 for a corporation and $350,000 for individuals, penalties of up to three times the amount suffered, injunctive relief, and the compensation of legal fees of successful plaintiffs.

Relations With Competitors.

It is against Company policy to have any discussion or communication with any representative of a competitor concerning past, present or future prices, costs, pricing policies, bids, discounts, promotions, or similar terms and conditions of sale. There must never be any agreement, express or implied, with a competitor concerning these subjects. This includes not only formal written or oral agreements, but “gentlemen's agreements,” tacit understandings, and informal so-called “off the record” conversations as well. The Company's prices must be determined independently, in light of our costs, market conditions and competitive prices.

There is only one exception to the foregoing prohibitions: circumstances where a competitor is a customer or a supplier of the Company, it is permissible to discuss or agree upon prices charged to or by the Company solely in transactions between the Company and that competitor. If the purchaser is not a competitor, you are free to discuss competitors' prices and market conditions. You are encouraged to consult our antitrust policy [or the Company's attorney] for a more complete discussion of these issues.

Trade Associations.

Trade associations typically involve meetings of competitors and can raise antitrust issues. You should consult the Company’s antitrust policy before undertaking any activity for or in connection with a trade association.

Relations With Customers and Suppliers.

Federal antitying laws generally prohibit banks from extending credit, leasing or selling property, furnishing services, or varying prices on the condition that the customer obtain other products or services from the bank or refrain from obtaining products or services from competitors. Although there are exceptions to these tying prohibitions, you as an employee, officer or director must comply with the general tying prohibitions unless the Compliance Officer has approved the arrangement.

As a general rule, the Company is free to select its own customers and suppliers. However, any understanding or agreement with a competitor, whether formal or informal, express or implied, to refrain from doing business with a third party is against Company policy. This, of course, does not prevent independent judgment based upon usual credit sources.

In addition, it is against Company policy to engage in reciprocity, that is, basing our purchases from a supplier upon the supplier's patronage of us. This includes all express or implied agreements.

Robinson-Patman Price Discrimination Act.

The provisions of the Robinson-Patman Act relate to direct and indirect price discrimination between customers, and are particularly complex. The Act makes it unlawful to sell a product to one purchaser at a price lower than that charged to another purchaser of the same or similar product, if the likely effect of the price difference would substantially lessen, injure or prevent competition or tend to create a monopoly. Price is not the only factor in considering whether the prohibited discrimination has occurred, and may include such practices as rebates, allowances and commissions. You should consult our antitrust policy for a more complete explanation of this law.

X.	ENVIRONMENTAL COMPLIANCE

General Policy.

The Company is committed to eliminating hazards from the workplace, providing its employees, officers and directors with a safe and healthful work environment and complying with all applicable occupational safety and health laws and standards. We endeavor to comply with all applicable environmental, safety and health laws and regulations and to apply responsible standards where laws or regulations do not exist. As an employee, officer or director of the Company, you must use Company equipment and handle, store and dispose of hazardous materials and toxic waste with care and in accordance with applicable law and the Company's established policies and procedures.

No employee, officer or director of the Company has authority to engage in conduct that does not comply with this policy or to authorize, direct, approve or condone such conduct by any other person. The Company will ensure compliance with this policy through vigilant self-monitoring and training and, where necessary, disciplining of Company personnel at all levels. Additionally, the Company will work with its clients, contractors, suppliers, partners, customers and the communities in which the Company operates in order to achieve these goals and carry out these policies.

Compliance Program.

In order to achieve these goals, you are required to fully cooperate in the Company's environmental compliance program, as follows:

•
It is your responsibility to ensure that your activities strictly adhere to all applicable environmental laws and regulations, to all Company policies and procedures related thereto, and to the requirements, limitations and conditions of all environmental permits.

•	Bypassing any environmental control or monitoring device is strictly prohibited.

•
The Company prohibits, without exception, the entry of false information on any governmental environmental form, on any monitoring report or in response to any request for environmental information from any governmental agency. Tampering with or dilution of samples, or otherwise providing false information about the results of sampling, as well as intentional failure to follow permit conditions or applicable protocols for collecting, sampling, testing, analyzing or recording of environmental data is also strictly prohibited.

•
You must immediately report any spill or other impermissible release of hazardous substances to your supervisor and thereafter commence appropriate action in accordance with the specific spill reporting policy in effect at their respective facility.

If you become aware of any violation or possible violation of any environmental law, regulation or permit, any providing of false information or data, any bypassing of any environmental control or monitoring device, any adverse health or safety incidents or conditions, including broken equipment or machinery, or any other violation or possible violation of the Company's environmental or worker safety and health policies and procedures, you must report such information must immediately be reported to your supervisor and then, if not remedied, to the Compliance Officer.

XI.	FINANCIAL REPORTING

In drafting periodic reports that are to be filed with the Securities and Exchange Commission, the Chief Executive Officer, Chief Financial Officer, and President (“Senior Financial Officers”) should take all steps necessary to ensure full, fair, accurate, timely and complete disclosure.

Go Beyond the Minimum Disclosure Required by Law. While in the past periodic reporting has focused on disclosing only those items that were mandated by the law, Senior Financial Officers should go beyond the minimum requirements to convey the full financial picture of the Company to the public. Areas of special attention include: off-balance sheet structures, insider and affiliated party transactions, board relationships, accounting policies, and auditor relationships.

Make Sure All Relationships that Could Give Rise to Any Perceived Conflicts are Fully Disclosed. Given the recent focus of lawmakers on a more complete disclosure of any material conflict of interest to the public, it is important to ensure that any transaction that threatens to create the appearance of a conflict of interest must be fully disclosed in the Company's periodic reports.

Use the MD&A Section to Paint a Complete Picture of the Company's Financial Condition. A well-written MD&A analysis should be used in order to explain fully all of the key factors, risks and assumptions that support the Company's business model. While the analysis is far from being an exact science, the MD&A analysis should be used to appraise fully and accurately the investors of the Company's financial condition.

Use Plain English. Even though the “plain English” rules presently do not apply to periodic reports on Forms 10-K and 10-Q, the basic requirements, such as the use of active voice and avoidance of unnecessarily legalistic language, should nonetheless be utilized in discussions of the Company's financial condition. Over the years, accounting rules have grown increasingly complex, and simple economic facts are often obscured with the use of complicated legal or technical terminology. Senior Financial Officers should strive to present their analysis of the Company's financial condition in such a way that average investors could reasonably be expected to understand the importance of the information contained in the periodic reports.

Seek Guidance from the Audit Committee. With an increased emphasis on a better conformity with accounting standards, Senior Financial Officers should maintain a constant working relationship with the Audit Committee to ensure that accounting standards are being applied uniformly and that the Company's disclosure is supported by sound judgment and analysis.

Provide Management with Ample Time to Review and Comment on Disclosure Documents. In an effort to meet periodic reporting deadlines, the Company's management and auditors are often not provided with an adequate opportunity to review each disclosure document and to assess its completeness and accuracy. Senior Financial Officers should focus on completing the financial disclosure in periodic reports well ahead of the timing deadlines to allow more time for review by management and auditors.

XII.	IMPLEMENTATION OF THE CODE

Compliance with the Code.

In the event you believe that you have observed or have participated in any conduct or practices that you believe are unethical, inappropriate or improper, we urge you to immediately report the matter to a supervisor or to the Human Resources department. The Compliance Officer has ultimate responsibility for overseeing compliance with all applicable laws, governmental regulations and policies, the Code and all other related Company policies and procedures. If you believe that any person to whom you have so reported a violation has not taken appropriate action, you must contact the Compliance Officer directly.

It is the responsibility of all employees, officers and directors to comply with all applicable laws, regulations, governmental policies, the Code and the Company's related policies and procedures. It is the responsibility of all Company supervisory personnel to monitor compliance with this Code. As part of its regular rotational audits of the Company, the Company's internal auditor and the Compliance Officer will periodically review for compliance with the Company's policies and procedures.

Warning Signs to Look For.

The following are examples of warning signs of unethical behavior that you should be aware of . . .

•	“Well, maybe just this once.”

•	“No one will ever know.”

•	“It doesn't matter how it gets done as long as it gets done.”

•	“It sounds too good to be true.”

•	“Everyone does it.”

•	“Shred that document.”

•	“We can hide it.”

•	“No one will get hurt.”

•	“What is in it for me?”

•	“That would destroy the competition.”

•	“We didn't have this conversation.”

Acknowledgment of the Code.

As a condition of employment, officership and directorship of the Company, all employees, officers and directors are asked to sign two copies of the attached Acknowledgment, which states:

“I have received and read the Community Capital Bancshares, Inc. Code of Business Conduct and Ethics. I understand that the Code represents the policies of Community Capital Bancshares, Inc. and its subsidiaries.”

One copy of the Acknowledgment is to be retained by you for your own files, and the second copy will be placed in your permanent personnel file with the Company.

Reporting Violations.

If you believe that any officer, director or employee has or may have violated this Code or may be about to violate this Code, or if you are involved in a violation, you must report it immediately. You must provide the report to your manager, supervisor, the Human Resources department, at 229-446-2265, or the Chair of the Audit Committee at 229-436-2461.

The Company will not allow retaliation for any reports made to the Company in good faith.

If you were involved in the violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation was willful or unintentional, will be given consideration by the Company in any resulting disciplinary action.

Reports may be made orally, but it is preferred that they are made in writing and delivered by hand or by mail. A sufficiently detailed description of the factual basis for the report should be given in order to allow an appropriate investigation. Reports may be mailed to the Human

Resources department at P.O. Box 71269, Albany, Georgia may be made by facsimile to the facsimile number established for this purpose: 229-446-7030; or by telephone at: 229-446-2265.

Suspicious Activity Reports.

Under the Bank Secrecy Act, banks are required to file a suspicious activity report (or SAR) with the U.S. Treasury Department when the bank knows, suspects or has reason to suspect that certain violations of law were attempted by, at or through the bank. Banks within the Company's organizational family are subject to these rules. A transactions involving $5,000 or more, and multiple-related transactions aggregating $5,000 or more, must be reported if, among other things, the bank knows or suspects that the transaction involves funds derived from illegal activities, is intended to evade the anti-money laundering rules of the Bank Secrecy Act, or has no business or apparent lawful purpose or is not the sort of transaction in which the particular customer would normally be expected to engage. Violations of law involving Insiders must be reported on a SAR regardless of the dollar amount involved. If you encounter a transaction or situation that you believe might be subject to the SAR requirements, notify Charlene Parker immediately.

Waivers.

Only a majority of the independent directors of the Company's Board of Directors, acting as a group, may waive any provision of this Code. Any waiver of the Code for directors or executive officers, as well as the reason for such waiver, must be promptly and accurately disclosed to the shareholders of the Company.

Investigations of Violations.

All investigations will be coordinated by the Human Resources department, and, as necessary, with the Company's audit committee or legal counsel. Employees, officers and directors are expected to fully cooperate in the investigation of any alleged violation of the Code or related Company policies or procedures. If the result of an investigation indicates that corrective action is required, the Company will decide what steps it should take to rectify the problem and avoid its recurrence. It is imperative that reporting employees, officers or directors do not conduct their own preliminary investigations. Investigations of an alleged violation may involve complex legal issues. Acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

No person reporting a violation or suspected violation will be made to suffer public embarrassment or be subject to retaliation because of any good faith reporting. Any employee, officer or director of the Company who attempts or is responsible for reprisals against individuals, who in good faith report known or suspected violations, will be subject to disciplinary action. However, the submission of reports which are known to be false constitutes a violation of the Code and will result in stern disciplinary action.

Availability of the Code.

All employees, officers and directors of the Company will receive a personal copy of this Code. If at any time you need an additional copy of the Code, please contact your supervisor or the Human Resources department, and that person will promptly provide you with another copy. In addition, a copy of this Code is publicly available on the Company's website, located at www.comcapbankshares.com.

Questions Regarding the Code.

The Company is committed to providing timely and specific guidance to you with respect to the Code and its various policies and procedures. If you have a question concerning the Code or the Company's related policies and procedures, if you feel the need to seek guidance with respect to a legal or ethical question, or if you wish to report a violation of the law or this Code, we strongly encourage you to consult either your manager; supervisor; the Company's Attorneys, Kathryn Knudson at (404)572-6952, and Lyn Schroeder at (404)572-6904; the Human Resources department, at (229) 446-2265; or the Chair of the Company's Audit Committee, William McAfee, at (229) 436-2461.

ACKNOWLEDGMENT

I have received and read the Community Capital Bancshares, Inc. Code of Business Conduct and Ethics. I understand that the Code represents the policies of Community Capital Bancshares, Inc. and its subsidiaries.

Date:	Signature:

Printed Name:

Position/Title:

THIS COPY TO BE RETAINED BY THE EMPLOYEE, OFFICER OR DIRECTOR.

ACKNOWLEDGMENT

I have received and read the Community Capital Bancshares, Inc. Code of Business Conduct and Ethics. I understand that the Code represents the policies of Community Capital Bancshares, Inc. and its subsidiaries.

Date:	Signature:

Printed Name:

Position/Title:

THIS COPY TO BE RETAINED BY THE COMPANY OR APPLICABLE SUBSIDIARY.